UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2009
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI	48033
(Address of principal executive offices)	(Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 1.01 Entry into a Material Definitive Agreement
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 3.03 Material Modification to Rights of Security Holders
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 7.01 — Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-99.1
EX-99.2

Section 8 — Other Events
Item 8.01 Other Events.
Agreement in Principle
On July 1, 2009, Lear Corporation (“Lear”) announced that it had reached an agreement in principle (the “Agreement in Principle”) regarding a consensual debt restructuring with a majority of the members of a steering committee of Lear’s secured lenders and a steering committee of bondholders acting on behalf of an ad hoc group of bondholders. Lear is seeking support for the proposed plan of reorganization (the “Plan”) from additional lenders and bondholders. If the requisite support is obtained, Lear expects to commence shortly the proposed restructuring under court supervision (the “Chapter 11 Cases”) pursuant to a voluntary bankruptcy filing (the “Chapter 11 Petitions”) under Chapter 11 of the United States Bankruptcy Code (the “Code”) by Lear and certain of its U.S. and Canadian subsidiaries (the “Debtors”). However, no assurance can be given as to the level of additional support for the Plan Lear ultimately will be able to obtain from its lenders and bondholders. A copy of the press release dated July 1, 2009 announcing the Agreement in Principle is attached as Exhibit 99.1 and is incorporated herein by reference.
The following is a summary of certain material terms of the Joint Plan of Reorganization Term Sheet (the “Term Sheet”) reflecting the Agreement in Principle. This summary does not include a description of all of the terms, conditions and other provisions of the Term Sheet or that would be contained in the Plan and the related definitive documentation governing the Plan, and is qualified, in all respects, by the provisions of the Term Sheet, which is attached hereto as Exhibit 99.2 and incorporated herein by reference.
General. The Plan would provide for a restructuring of (i) approximately $2.3 billion of indebtedness outstanding under the Amended and Restated Credit and Guarantee Agreement, dated as of April 25, 2006, among Lear, certain of its subsidiaries, the several lenders from time to time parties thereto (the “Lenders”), the several agents parties thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders (“JPMCB”) (as amended and supplemented, the “Senior Credit Facility”), including termination claims under certain hedging arrangements held by certain Lenders, and (ii) approximately $1.3 billion of indebtedness outstanding under Lear’s 8.50% senior notes due 2013 (the “8.50% Notes”), 5.75% senior notes due 2014 (the “5.75% Notes”), 8.75% senior notes due 2016 (the “8.75% Notes”), and Zero-coupon convertible senior notes due 2022 (the “Zero-Coupon Notes” and together with the 8.50% Notes, the 5.75% Notes and the 8.75% Notes, the “Senior Notes”).
Debtor-in-Possession Financing / Exit Facility. Lear has received commitments from a syndicate of secured lenders, led by J.P. Morgan and Citigroup, for $500 million in debtor-in-possession financing (the “DIP Facility”), consisting of a term loan that matures on the first anniversary of the closing date thereof (the “Closing Date”) and may be extended, at Lear’s option to the date that is fifteen (15) months after the Closing Date. The proceeds of the DIP Facility will be used for working capital and other general corporate needs of the Debtors and their subsidiaries and the payment of fees and expenses in accordance with the final order of the applicable bankruptcy court authorizing such borrowing and subject to the satisfaction of certain other customary conditions. Subject to certain conditions, the $500 million DIP Facility is convertible into an exit facility of up to $500 million (the “Exit Facility”), comprised of a term loan in an aggregate principal amount equal to the principal amount of the terms loans outstanding under the DIP Facility at the time of conversion. The DIP Facility is convertible into the Exit Facility upon the Debtors’ emergence from chapter 11 of the Code, subject to the satisfaction of various conditions, including, without limitation, the approval by the applicable bankruptcy court of any plan of reorganization to the extent such plan is consistent in all material respects with the Plan (any such Plan, a “Qualified Plan”) and that the Debtors are not then in default under the terms of the DIP Facility. The Exit Facility’s scheduled maturity date is three years after the effective date of a Qualified Plan (the “Effective Date”).
Restructuring of the Capital Structure. The Plan would provide for a restructuring of the Debtors’ capital structure which, after the Effective Date, would consist of the following:

•	up to a $500 million first lien term loan Exit Facility;

•	a $600 million second lien term loan;

•	$500 million of Series A Convertible Preferred Stock (which would not bear any mandatory dividends); and

•	a single class of common stock, including sufficient shares to provide for: (i) the management equity grants discussed below, (ii) the issuance to the lenders of warrants to purchase common stock with a value of up to $25 million, to the extent the Exit Facility fee to the lenders is not paid in cash and (iii) the issuance to the holders of Senior Notes and certain other general unsecured claims (including the deficiency claims of the Lenders under the Senior Credit Facility) of warrants to purchase 15% of the new common stock of Lear, on a fully-diluted basis (excluding the management equity grants) as of the Effective Date.
Certain Claims and Interests.
•	Senior Credit Facility Claims. Under a Qualified Plan, each Lender would receive its pro rata share of: (i) $600 million of new second lien term loans, (ii) $500 million of Series A Convertible Preferred Stock of Lear, which is convertible into approximately 26% of the new common stock of Lear on a fully-diluted basis (excluding the management equity grants) as of the Effective Date, and (iii) approximately 26% of the new common stock of Lear, on a fully-diluted basis (excluding the management equity grants) as of the Effective Date. To the extent the Debtors have minimum liquidity on the Effective Date in excess of $1.0 billion, subject to certain adjustments, the amount of such excess would be utilized to prepay, first, the Series A Convertible Preferred Stock in an aggregate stated value of up to $50 million, then, the second lien term loan in an aggregate principal amount of up to $50 million, and thereafter, the Exit Facility. To the extent unsecured, the unsecured deficiency claims of the Lenders under the Senior Credit Facility would be treated as described below in “Senior Notes and Other Unsecured Claims”.

•	Unsecured Ongoing Operations Claims. Under a Qualified Plan, general unsecured claims relating to the provision of goods or services to certain of the Debtors arising with, or held by, persons or entities with whom the Debtors conducted business as of the filing of the Chapter 11 Petitions, subject to certain exceptions, which are due and payable on or before the Effective Date, would be paid in full in cash.

•	Senior Notes and Other Unsecured Claims. Under a Qualified Plan, each holder of Senior Notes, the unsecured deficiency claims of the Lenders under the Senior Credit Facility and certain other general unsecured claims against the Debtors would receive its pro rata share of (i) approximately 46% of the new common stock of Lear, on a fully-diluted basis (excluding the management equity grants) as of the Effective Date and (ii) warrants to purchase 15% of the new common stock of Lear, on a fully-diluted basis (excluding the management equity grants) as of the Effective Date.

•	Existing Equity Claims. Existing equity holders of Lear, including holders of its common stock and options, would have no recovery under a Qualified Plan. Lear would continue to hold all equity interests in its subsidiaries that it held prior to the filing of the Chapter 11 Petitions.
Solely for purposes of negotiation of the Term Sheet reflecting the Agreement in Principle, the parties thereto assumed distributable value of $3.054 billion, which value is not indicative of the actual or projected valuation of Lear as of the Effective Date.
Management Equity Plan and Employee Matters. Lear would implement a key management incentive plan based on the achievement by Lear of certain financial targets during the Chapter 11 Cases and certain milestones with respect to the progress of the Chapter 11 Cases. Under a Qualified Plan, Lear would implement a management equity plan for the benefit of certain continuing employees of Lear that would provide for the issuance up to 10% of the new common stock of Lear. The Plan also would provide for the adoption or assumption of employment agreements with Lear’s executive officers and certain other employee benefit plans. In addition, Lear would assume or reinstate all U.S.-based employee and retiree health, welfare and pension plans.

Board of Directors. Lear’s board of directors following the Effective Date would consist of nine members, including Lear’s Chairman and Chief Executive Officer. The Agent under Lear’s senior credit facility, in consultation with the steering committee of the Lenders and with the assistance of a nationally recognized executive search firm, would appoint no fewer than five of the directors. The steering committee of bondholders acting on behalf of an ad hoc group of bondholders, in consultation with Lear’s bondholders and the creditors’ committee in the Chapter 11 Cases, would appoint three of the directors.
Registration. As soon as practicable following the Effective Date, Lear would be required to take such action as is necessary to register its new common stock under the Securities Exchange Act of 1934, as amended, and obtain a listing for such common stock on the New York Stock Exchange or Nasdaq.
No assurances can be given that Lear will file a Qualified Plan or that a Qualified Plan will be confirmed by the bankruptcy court on the terms described above or at all.
Defaults
Lear did not make required payments in an aggregate amount of approximately $7.15 million due and payable under the Senior Credit Facility on June 30, 2009. In addition, as of July 1, 2009, Lear is not in compliance with the leverage ratio and interest ratio covenants contained in the Senior Credit Facility and certain other provisions of the Senior Credit Facility. As a result of each of the foregoing, Lear is in default under the Senior Credit Facility and the Lenders thereunder have the right to accelerate the obligations under the Senior Credit Facility upon the vote of the Lenders holding a majority of outstanding commitments and borrowings thereunder and exercise all other remedies thereunder. Acceleration of Lear’s obligations under the Senior Credit Facility would constitute a default under the Senior Notes.
Lear did not make regularly scheduled interests payments in an aggregate amount of $38.4 million on the 8.50% Notes or the 8.75% Notes that were due and payable on June 1, 2009. As Lear did not make the interest payment on either such series of Senior Notes by the expiration of the 30-day cure period following the interest payment due date, Lear is in default under each such series of Senior Notes and the holders of at least twenty-five percent (25%) in aggregate principal amount of each such series of Senior Notes have the right to accelerate their respective obligations thereunder. The default under the 8.50% Notes and 8.75% Notes has resulted in a cross-default under the Senior Credit Facility.
Lear is party to foreign exchange and interest rate hedging transactions that are outstanding with various financial institution counterparties. Lear did not make approximately $4.5 million in aggregate, of payments that it was required to make on June 30, 2009 in respect of certain of these hedging transactions. If the counterparty to any transaction in respect of which a payment was not made notifies Lear of the failure to pay and Lear does not remedy such failure within an agreed cure period then an event of default will occur and the counterparty will have the right, upon notice, to terminate all outstanding hedging transactions between the counterparty and Lear. Separately, the defaults under the Senior Credit Facility described above have resulted in a cross default in respect of certain outstanding foreign exchange and interest rate hedging transactions. As a result, the counterparties to these transactions have the right, upon notice, to terminate all outstanding hedging transactions between the counterparties and Lear. Lear has received notices of termination from several counterparties to these hedging transactions. The termination payments in respect of these transactions have not yet been calculated. If all foreign exchange and interest rate hedging transactions to which Lear is a party were to terminate, Lear estimates that it would owe a net aggregate amount of approximately $36.0 million using market rates of July 3, 2009 (including the June 30 payments, noted above, that were not paid). The amount that Lear may owe or that may be owed to Lear upon early termination of the transactions with any particular counterparty will depend on market conditions on the date of early termination. Separately, the termination by Royal Bank of Scotland in March 2009 of certain hedging transaction is the subject of pending litigation. Royal Bank of Scotland alleges that Lear owes it $35.2 million (plus interest and expenses) in connection with such termination.
Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Amendment of Senior Credit Facility and Release Agreement
On June 29, 2009, Lear entered into a Fourth Amendment and Release to the Senior Credit Facility (the “Fourth Amendment”) with the Lenders thereunder authorizing the release of Lear’s foreign subsidiaries, Lear Automotive (EEDS) Spain S.L. and Lear Corporation Mexico, S. de R.L. de C.V., from their respective obligations as guarantors under the Senior Credit Facility. Such subsidiaries were released as guarantors pursuant to a Release of Guarantors delivered on June 29, 2009 by the agent under the senior credit facility (the “Release Agreement”).

In addition, the indentures governing the Senior Notes provide for the automatic release of any guarantor thereof upon the release of the guarantee of such guarantor under the Senior Credit Facility. As a result of the release of these foreign subsidiaries pursuant to the Release Agreement, such subsidiaries were automatically released and relieved of all of their obligations under the indentures governing the Senior Notes.
A copy of the Fourth Amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Section 2 — Financial Information
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
The information provided in Item 8.01 with respect to the terminated hedging transactions is incorporated by reference into this Item 2.04.
Section 3 — Securities and Trading Markets
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 2, 2009, the New York Stock Exchange (the “NYSE”) announced suspension of trading of Lear’s common stock (LEA). This action was taken by the NYSE in light of the announcement by Lear on July 1, 2009 that it plans to commence shortly a proposed restructuring of its capital structure under court supervision pursuant to a voluntary bankruptcy filing under Chapter 11 of the Code. All securities of Lear listed on the NYSE will be delisted. At this time Lear does not intend to take any action to review or appeal this determination by the NYSE.
Item 3.03 Material Modification to Rights of Security Holders
The information provided in Item 1.01 of this Current Report on Form 8-K with respect to the Fourth Amendment, the Release Agreement and the resulting effect on such guarantors’ obligations under the indentures governing the Senior Notes is incorporated by reference into this Item 3.03.
Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 30, 2009, Lear entered into new agreements (the “Employment Agreements”) with its executive officers, including with Robert E. Rossiter — Chairman, Chief Executive Officer and President, Matthew J. Simoncini — Senior Vice President and Chief Financial Officer, Raymond E. Scott — Senior Vice President and President, Global Electrical and Electronic Systems, and Louis R. Salvatore — Senior Vice President and President, Global Seating Systems. The Employment Agreements replaced and superseded the existing employment agreements (the “Prior Employment Agreements”) with such executive officers. Other than any terms regarding existing equity awards, which have been removed, the terms of the Employment Agreements are substantially similar to those of the Prior Employment Agreements, with the executives receiving severance of two-times salary and bonus in the event of certain terminations of employment. The foregoing summary of the Employment Agreements is qualified in its entirety by reference to the full text of the Employment Agreements, which are attached as Exhibits 10.2, 10.3, 10.4 and 10.5 hereto and incorporated by reference herein.
Section 7 — Regulation FD

Item 7.01 — Regulation FD Disclosure
During the course of the negotiation of the Agreement in Principle, Lear provided on a confidential basis certain of the Lenders and holders of Senior Notes with the following financial information relating to Lear, which has not been previously disclosed publicly: (i) projected 2009 and 2010 revenue of $9.07 billion and $11.38 billion, respectively, and (ii) projected 2009 and 2010 EBITDAR of $119.8 million and $440.9 million, respectively.
The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Non-GAAP Financial Information
Lear has provided information regarding projected “EBITDAR” (a non-GAAP financial measure) in this Item 7.01. EBITDAR represents earnings before interest, other expense, income taxes, depreciation, amortization and restructuring costs and other special items. Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with Lear’s factoring facilities, equity in net income of affiliates and gains and losses on the sale of assets.
Management believes the non-GAAP financial measures provided in this Current Report are useful to both management and investors in their analysis of Lear’s financial position and results of operations. EBITDAR is not a measurement of Lear’s financial performance under GAAP and should not be considered in isolation or as a substitute for net income or other statement of operations prepared in accordance with GAAP or as a measure of profitability or liquidity. Also, this non-GAAP financial measure, as determined and presented by Lear, may not be comparable to related or similarly titled measures reported by other companies. Given the inherent uncertainty regarding special items, other expense and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	Fourth Amendment and Release to the Amended and Restated Credit and Guarantee Agreement, dated as of April 25, 2006, among Lear, certain of its subsidiaries, the several Lenders from time to time parties thereto, the several agents parties thereto and JPMCB, as general administrative agent, as amended

10.2	Agreement between Lear and Robert F. Rossiter

10.3	Agreement between Lear and Matthew J. Simoncini

10.4	Agreement between Lear and Raymond E. Scott

10.5	Agreement between Lear and Louis R. Salvatore

Exhibit Number	Exhibit Description

99.1	Press release, dated July 1, 2009

99.2	Joint Plan of Reorganization Term Sheet
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: the potential adverse impact of any chapter 11 bankruptcy filing on Lear’s business, financial condition or results of operations, including Lear’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of Lear’s creditors and other third parties with interests in any chapter 11 proceedings; the ability of Lear to secure additional support from its secured lenders and bondholders for its proposed restructuring plan; general economic conditions in the markets in which Lear operates, including changes in interest rates or currency exchange rates, the financial condition of Lear’s customers or suppliers; changes in actual industry vehicle production levels from Lear’s current estimates; fluctuations in the production of vehicles for which Lear is a supplier; the loss of business with respect to, or the lack of commercial success of, a vehicle model for which Lear is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles; disruptions in the relationships with Lear’s suppliers; labor disputes involving Lear or its significant customers or suppliers or that otherwise affect Lear; Lear’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer negotiations; the impact and timing of program launch costs; the costs, timing and success of restructuring actions; increases in Lear’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting Lear’s key customers and suppliers; the cost and availability of raw materials and energy; Lear’s ability to mitigate increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which Lear is or may become a party; unanticipated changes in cash flow, including Lear’s ability to align its vendor payment terms with those of its customers; further impairment charges initiated by adverse industry or market developments; and other risks described from time to time in Lear’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and Lear’s success in implementing its operating strategy. The forward-looking statements in this Current Report on Form 8-K are made as of the date hereof, and Lear does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation

Date: July 6, 2009	By:	/s/ Matthew J. Simoncini
	Name:	Matthew J. Simoncini
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Fourth Amendment and Release to the Amended and Restated Credit and Guarantee Agreement, dated as of April 25, 2006, among Lear, certain of its subsidiaries, the several Lenders from time to time parties thereto, the several agents parties thereto and JPMCB, as general administrative agent, as amended

10.2	Agreement between Lear and Robert F. Rossiter

10.3	Agreement between Lear and Matthew J. Simoncini

10.4	Agreement between Lear and Raymond E. Scott

10.5	Agreement between Lear and Louis R. Salvatore

99.1	Press release, dated July 1, 2009

99.2	Joint Plan of Reorganization Term Sheet